EXHIBIT 99.1

AMC Entertainment Inc. Reports Results

for Fourth Quarter and FY 2003

        KANSAS CITY, Missouri (May 20, 2003)—AMC Entertainment, one of the world’s leading theatrical exhibition companies, today announced results for the fourth quarter and for the fiscal year 2003.

                     Revenues for the fourth quarter were a record $446 million, an 8 percent increase from pro-forma (which treats the results from the General Cinema and Gulf States acquisitions as if acquired at the beginning of fiscal 2002) revenues of $415 million last year. Not considering pro-forma impacts, revenues increased 32 percent from $339 million last year.

                     For fiscal 2003, revenues were a record $1.79 billion, a 7 percent increase over pro-forma revenues of $1.68 billion last year. Not considering pro-forma impacts, revenues increased 33 percent from $1.34 billion last year.

                   Net loss for common shares for the fourth quarter was $24.2 million (67 cents per diluted share) compared to pro-forma net loss of  $18.2 million  (68 cents per diluted share) last year. Last year’s net loss for common shares not considering pro-forma impacts was $18.4 million (76 cents per diluted share).

                  For fiscal 2003, net loss for common shares was $47.5 million ($1.31 per diluted share) compared to pro-forma net loss of  $35.8 million  ($1.37 per diluted share) last year. Last year’s net loss not considering pro-forma impacts was $40.9 million ($1.73 per common share).

                             Adjusted EBITDA for the fourth quarter was a record $52 million, an 8 percent increase from pro-forma Adjusted EBITDA of $48 million last year. Not considering pro-forma impacts, Adjusted EBITDA increased 34 percent from $39 million last year.

                      For fiscal 2003, Adjusted EBITDA was a fiscal year record  $230 million, a 12 percent increase over pro-forma Adjusted EBITDA of $205 million last year. Not considering pro-forma impacts, Adjusted EBITDA increased 43 percent from $161 million last year.

                      “Our asset quality and continued execution of our strategic plan, including the

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successful integration of two acquisitions, contributed to record results in fiscal 2003,” said Peter Brown, chairman and chief executive officer. “With our growing free cash flow and AMC’s brand strength we are well positioned to continue our 80-plus year tradition of industry innovation and leadership as we move into a new fiscal year.”

        Highlights of fiscal 2003 included:

Record revenues and adjusted EBITDA

Continued improvement in the quality of the AMC Theatres portfolio with the closing of 111 screens and the successful opening of 93 new megaplex screens

Successful integration of the General Cinema and Gulf States acquisitions

Growth in free cash flow

Substantial liquidity and improvement in credit profile.

       This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. As required, the attached financial summary contains a discussion of management’s use of these measures and reconciliations to the most directly comparable GAAP measures. In addition, reconciliations of GAAP and non-GAAP financial measures are available on the Company’s web site, www.amctheatres.com.  These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, the financial measures prepared in accordance with GAAP. The financial measures as determined by management may not be comparable to the same financial measures as reported by other companies. As used herein, GAAP refers to generally accepted accounting principles in the United States of America.

      Investors will have the opportunity to listen to the earnings conference call and view the supporting slide presentation at 9 a.m. CDT on Tuesday, May 20, 2003, through the website www.amctheatres.com. Listeners can also access the call by dialing (877) 307-8182, or (706) 634-8221 for international callers. A replay of the call will be available on the website and by phone through Tuesday, June 3, 2003. The telephone replay can be accessed by calling (800) 642-1687, or (706) 645-9291 for international callers, and entering the conference ID number 9828682.

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AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 239 theatres with 3,524 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties.  Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, domestic and international political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws, unforeseen changes in operating requirements, the Company’s ability to identify suitable acquisition candidates and to successfully integrate acquisitions into its operations and results of significant litigation.

Contact:

Richard J. King, Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

(FINANCIAL SUMMARY FOLLOWS)

AMC ENTERTAINMENT INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

	Fourteen/Thirteen Weeks Ended			Fifty-three/Fifty-two Weeks Ended
		Pro Forma(6)			Pro Forma(6)
	April 3, 2003	March 28, 2002	March 28, 2002	April 3 2003	March 28, 2002	March 28, 2002
Statement of Operations Data:
Admissions	$308,265	$282,060	$231,077	$1,217,083	$1,125,999	$ 901,566
Concessions	113,666	112,689	90,581	469,966	455,465	359,042
Other theatre	12,086	10,831	7,723	48,828	52,518	40,156
NCN and other	12,409	9,297	9,297	55,693	41,768	41,768
Total revenues	446,426	414,877	338,678	1,791,570	1,675,750	1,342,532
Film exhibition costs	160,900	146,060	120,471	663,416	608,175	487,577
Concession costs	13,774	15,209	11,807	58,520	61,823	45,756
Theatre operating expense	112,787	109,172	84,106	438,161	428,221	328,691
Rent	78,971	72,846	60,470	302,445	288,123	236,829
NCN and other	14,075	10,962	10,962	52,444	45,264	45,264
General and administrative	14,745	12,925	12,439	68,254	39,397	37,798
Preopening expense	349	357	357	3,227	4,345	4,345
Theatre and other closure expense	120	300	300	5,416	2,124	2,124
Reorganization items	-	1,457	-	-	6,026	-
Depreciation and amortization	33,767	31,642	25,872	127,020	122,822	99,742
Impairment of long-lived assets	19,563	4,668	4,668	19,563	4,668	4,668
(Gain) loss on disposition of assets	(353)	5	5	(1,385)	(1,821)	(1,821)
Total costs and expenses	448,698	405,603	331,457	1,737,081	1,609,167	1,290,973
Other expense	-	-	-	-	3,754	3,754
Interest expense	20,892	18,791	17,060	77,800	67,684	60,760
Investment income	(987)	(1,244)	(1,244)	(3,509)	(2,087)	(2,087)
Total other expense	19,905	17,547	15,816	74,291	69,351	62,427
Loss before income taxes	(22,177)	(8,273)	(8,595)	(19,802)	(2,768)	(10,868)
Income tax provision	(4,200)	1,100	1,000	500	3,600	600
Net loss	$ (17,977)	$ (9,373)	$ (9,595)	$ (20,302)	$ (6,368)	$ (11,468)
Preferred dividends	6,268	8,834	8,834	27,165	29,421	29,421
Net loss for common shares	$ (24,245)	$ (18,207)	$ (18,429)	$ (47,467)	$ (35,789)	$ (40,889)
Net loss per share:
Basic	$ (0.67)	$ (0.68)	$ (0.76)	$ (1.31)	$ (1.37)	$ (1.73)
Diluted	$ (0.67)	$ (0.68)	$ (0.76)	$ (1.31)	$ (1.37)	$ (1.73)
Average shares outstanding:
Basic	36,302	26,784	24,369	36,296	26,107	23,692
Diluted	36,302	26,784	24,369	36,296	26,107	23,692

	Fourteen/Thirteen Weeks Ended			Fifty-three/Fifty-two Weeks Ended
	Pro Forma(6)			Pro Forma(6)
	April 3, 2003	March 28, 2002	March 28, 2002	April 3, 2003	March 28, 2002	March 28, 2002
Other Financial Data:
Net cash provided by operating activities	$ 14,874	$ -	$ 28,787	$128,747	$ -	$101,091
Net cash used in investing activities	(31,264)	-	(74,250)	(137,201)	-	(144,510)
Net cash provided by financing activities	20,591	-	216,274	33,437		228,879
Adjusted EBITDA (1)	51,669	47,818	38,538	229,591	205,189	161,059
After tax cash flow (1)	28,374	-	19,146	131,356	-	91,470
Net capital expenditures (2)	16,411	-	30,074	52,982	-	77,274
Free cash flow (3)	11,963	-	(10,928)	78,374	-	14,196
Other Data:
Screen additions	-	16	16	95	158	146
Screen acquisitions	-	-	68	641	-	68
Screen dispositions	40	24	24	111	86	86
Average screens	3,512	3,518	2,839	3,516	3,484	2,804
Attendance (in thousands)	48,160	48,994	40,459	198,117	196,301	158,884
Number of screens operated (period end)				3,524	3,540	2,899
Number of theatres operated (period end)				239	250	181
Screens per theatre circuit wide				14.7	14.2	16.0

				April 3, 2003		March 28, 2002
Balance Sheet Data:
Cash and equivalents				$ 244,412		$ 219,432
Corporate borrowings				668,661		596,540
Capital and financing lease obligations				59,101		57,056
Net debt(4)				483,350		434,164
Stockholders' equity				291,904		258,356
Total shares (5)				76,481		71,501

(1)We have included Adjusted EBITDA and After tax cash flow because we believe they provide investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.  In addition, we use Adjusted EBITDA for incentive compensation purposes.  Adjusted EBITDA represents earnings before interest expense, income tax provision, depreciation and amortization as adjusted for impairment of long-lived assets, stock-based and special compensation expense (related primarily to forgiveness of loans to executive officers) included in general and administrative, preopening expense, theatre and other closure expense, reorganization items, disposition of assets, investment income and other expense incurred in connection with the issuance of Preferred Stock in fiscal 2002.

  (2)We have included Net capital expenditures because we believe it provides investors with additional information concerning our net cash requirements for property, excluding acquisitions.

(3)Represents After tax cash flow less Net capital expenditures.  We have included Free cash flow because we believe it provides investors with additional information concerning the resources available for strategic opportunities including, among others, to invest in the business, make acquisitions and strengthen the balance sheet.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.  We have included Net debt because we believe it provides investors with additional information to estimate our value and evaluate our leverage.

(5)Represents outstanding shares of Common Stock and Class B Stock and incremental shares issuable under stock options, using the treasury stock method, stock awards and upon the conversion of Series A Convertible Preferred Stock to Common Stock.

(6)The unaudited pro forma financial information presented above sets forth our historical statements of operations for the periods indicated and gives effect to the acquisitions of GC Companies, Inc. and Gulf States Theatres as adjusted for the related purchase price allocations.  Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date.  The unaudited pro forma financial information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 28, 2002, and our reports on Form 8-K filed on March 13, 2002, March 18, 2002 and April 10, 2002.

The following tables provide reconciliations of certain of our non-GAAP financial measures to their most directly comparable GAAP measures.

	Fourteen/Thirteen Weeks Ended			Fifty-three/Fifty-two Weeks Ended
	Pro Forma (6)			Pro Forma (6)
	April 3, 2003	March 28, 2002	March 28, 2002	April 3, 2003	March 28, 2002	March 28, 2002
Adjusted EBITDA Reconciliation
(In thousands)
Net loss	$ (17,977)	$(9,373)	$ (9,595)	$(20,302)	$(6,368)	$(11,468)
Interest expense	20,892	18,791	17,060	77,800	67,684	60,760
Income tax provision	(4,200)	1,100	1,000	500	3,600	600
Depreciation and amortization	33,767	31,642	25,872	127,020	122,822	99,742
Impairment of long-lived assets	19,563	4,668	4,668	19,563	4,668	4,668
Investment income	(987)	(1,244)	(1,244)	(3,509)	(2,087)	(2,087)
Stock-based and special compensation	495	115	115	21,261	442	442
Theatre and other closure expense	120	300	300	5,416	2,124	2,124
(Gain) loss on disposition of assets	(353)	5	5	(1,385)	(1,821)	(1,821)
Preopening expense	349	357	357	3,227	4,345	4,345
Reorganization items	-	1,457	-	-	6,026	-
Other expense	-	-	-	-	3,754	3,754
Adjusted EBITDA	$ 51,669	$47,818	$38,538	$229,591	$205,189	$161,059

Fourteen/Thirteen Weeks Ended				Fifty-three/Fifty-two Weeks Ended
	April 3, 2003		March 28, 2002	April 3, 2003		March 28, 2002
After Tax Cash Flow and Free Cash Flow Reconciliations (In thousands)
Net cash provided by operating activities	$14,874	$ 28,787		$128,747		$ 101,091
Gain (loss) on disposition of assets	353	(5)		1,385		1,821
Changes in working capital items and other	509	1,704		(8,514)		(502)
Deferred taxes excluding benefit for impairment of long-lived assets	12,638	(11,340)		9,738		(10,940)
After tax cash flow	$ 28,374	$ 19,146		$131,356		$ 91,470
Less Net capital expenditures	16,411	30,074		52,982		77,274
Free cash flow	$ 11,963	$ (10,928)		$ 78,374		$ 14,196

Fourteen/Thirteen Weeks Ended			Fifty-three/Fifty-two Weeks Ended
	April 3, 2003	March 28, 2002	April 3, 2003	March 28, 2002
Net Capital Expenditures Reconciliation (In thousands)
Net cash used in investing activities	$ (31,264)	$ (74,250)	$(137,201)	$(144,510)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	(95)	-	47,314	-
Acquisition of Gulf States Theatres	14	45,020	752	45,020
Purchase of leased furniture, fixtures and equipment	-	-	7,052	23,739
Proceeds from disposition of long-term assets	(617)	(2,717)	(5,494)	(6,647)
Other, net	3,794	1,873	4,983	4,243
Construction projects costs reimbursed by landlord for financing activities	11,757	-	29,612	881
Net capital expenditures	$ (16,411)	$ (30,074)	$ (52,982)	$ (77,274)